Exhibit 99.1

IIOT-OXYS, Inc. Discusses New Smart Manufacturing Proof of Concept Contract in Video Interview with SmallCapVoice.com

CAMBRIDGE, MA / ACCESSWIRE / December 20, 2022 / IIOT-OXYS, Inc. (OTC PINK:ITOX) ("Oxys" or the "Company") announces the availability of a new interview with Cliff Emmons, CEO of IIOT-OXYS, Inc., discussing the recent new contract with a northeast CNC machined component manufacturer for a Smart Manufacturing Proof Of Concept (POC) with Stuart Smith of SmallCapVoice.com.

Mr. Emmons credited this POC contract to his work with Oxys’s Smart Manufacturing advisor, Bob Mercier, and stated, “Our heritage in the Medical Device industry and our Voice of Customer skills allowed us to identify the key levers of reduced downtime, Predictive Maintenance methodologies, and Predictive Analytics using AI and Machine Learning as a pathway targeting productivity gains on one of the most critical jobs for this customer. We expect this is a POC that will quickly follow into a Software as a Service (SaaS) contract.” “As mentioned previously, our strategic partner, Aingura IIoT, S.L., will work closely with us on the project, providing equipment, software, and supplemental expertise,” continued Mr. Emmons. The worldwide Industry 4.0 (also known as Smart Manufacturing) market was estimated at $64.9 billion in 2021 and is expected to grow at 20.6% CAGR to $165.5 billion by 2026.[1]

In the second half of the interview, Mr. Emmons highlighted the excellent results of his recent panel discussion at the IIoT World Manufacturing and Supply Chain Days. Over 200 people “opted in” to view the panel discussion live, and a total of 1,400 registrants “opted in” for the overall event. Mr. Emmons explained how he and his team will be developing these contacts into qualified sales leads in the coming weeks and months. “We’re confident that both this POC and these numerous contacts will lead to strong growth for Oxys in 2023,” concluded Mr. Emmons.

The entire video interview can be viewed at the following link:

https://youtu.be/-a5MGgq7q_s

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. (OTC PINK: ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS, Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.